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                                                                     EXHIBIT 8.1

               [Letterhead of Orrick, Herrington & Sutcliffe LLP]


                                 June 20, 1997


The PMI Group, Inc.
601 Montgomery Street
San Francisco, CA  94111


Ladies and Gentlemen:

          As special counsel to PMI Capital I (the "Issuer Trust") and The PMI Group, Inc. in connection with the exchange offer by the Issuer Trust of $100,000,000 of its 8.309% Capital Securities, Series A (the "Capital Securities") pursuant to a Preliminary Prospectus dated ______, 1997 (the "Prospectus"), and assuming that the operative documents described in the Prospectus are enforceable and have been or will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of which the Prospectus is a part and to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not thereby admit that we came within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                         Very truly yours,



                         ORRICK, HERRINGTON & SUTCLIFFE LLP